Exhibit 3.3
CERTIFICATE OF INCORPORATION OF AUTOTRONIC SYSTEMS, INC.

FIRST	The name of the corporation is AUTOTRONIC SYSTEMS, INC.

SECOND
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

THIRD	The nature of the business, or objects or purposes to be transacted, promoted or carried on are:
To design, develop, manufacture, produce, assemble, fabricate, import, lease, purchase or otherwise acquire, to invest in, own, hold, use, license the use of, install, handle, maintain, service or repair; to sell, pledge, mortgage, exchange, export, distribute, lease, assign and otherwise dispose of, and generally to trade and deal in and with, as principal or agent, at wholesale, retail, on commission or otherwise, electronic systems, equipment and components, and electrical and electro-mechanical apparatus and equipment of all kinds and descriptions, electronics, telecommunications, communications and similar equipment of all descriptions, microwave telephone devices and equipment, radio, sonar, radar, television and related and similar devices and equipment, cables, motors, dynamos, generating plants, meters, supplies, parts, equipment, apparatus, machinery improvements, appliances, tools, and goods, wares, merchandise, commodities, articles of commerce and property of every kind and description, and any and all products, machinery, equipment and supplies used or useful in connection therewith.
To own and carry on a general manufacturing business in ferrous, non-ferrous and alloyed metals and any other materials.
To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.
To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.
To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.
To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.
To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligation of the corporation for its corporate purposes.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.
To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or county.
To engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware
In general, to carry on any other business in connection with the foregoing, and to have an exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.
The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

FOURTH	The total number of shares which the corporation shall have authority to issue is 2,000 shares of Common Stock, and the par value of each of such shares is $0.10 per share.

FIFTH	The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
B. J. Consono	100 West Tenth Street Wilmington, Delaware
F. J. Obara, Jr.	100 West Tenth Street Wilmington, Delaware
A. D. Grier	100 West Tenth Street Wilmington, Delaware

SIXTH	The corporation is to have perpetual existence.

SEVENTH	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
To make, alter or repeal the by-laws of the corporation.
To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.
To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.
When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

EIGHTH
Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders of any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH
The corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of-. another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders, or otherwise, or preclude the corporation from granting or providing any indemnity which it would otherwise be entitled by law to grant or provide.

TENTH
Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

ELEVENTH The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 11th day of February, 1969.
/s/ B.J. Consono
B.J.Consono

/s/ F.J. Obara, Jr.
F.J. Obara Jr.

/s/ A.D. Grier
A.D. Grier

THE STATE OF DELAWARE    §
COUNTY OF NEW CASTLE     §
BE IT REMEMBERED that on this 11th day of February, A.D. 1969, personally came before me, a Notary Public for the State of Delaware, B. J. Consono, F. J. Obara, Jr. and A. D. Grier, all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts stated therein are true.
GIVEN under my hand and seal of office the day and year aforesaid.
/s/
Notary Public

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